UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
             15(d) of the Securities Exchange Act of 1934.

                 Commission file number:  0-14349


                  COMMERCIAL DEVELOPMENT FUND 85
      (Exact name of registrant as specified in its charter)


   3 World Financial Center, 29th Floor, New York, NY 10285-2900,
               (212) 526-3237, Attn: Andre Anderson
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               Units of Limited Partnership Interest
     (Title of each class of securities covered by this Form)

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule   12g-4(a)(1)(i)  [X]         Rule   12h-3(b)(1)(i)
        Rule   12g-4(a)(1)(ii)             Rule   12h-3(b)(1)(ii)
        Rule   12g-4(a)(2)(i)              Rule   12h-3(b)(2)(i)
        Rule   12g-4(a)(2)(ii)             Rule   12h-3(b)(2)(ii)
        Rule 15d-6

   Appropriate  number of holders of record as of the certification
or notice date:   0

Pursuant to the requirements of the Securities Exchange Act of 1934 Commercial Development Fund 85 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Commercial Development Fund 85

                         BY:  CDF85 REAL ESTATE SERVICES INC.
                              General Partner



Date: January 30, 1998   BY:  /s/Mark Marcucci
                              Mark Marcucci
                              President and Director